PRICING SUPPLEMENT dated July 31, 2024

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-1 dated October 17, 2022 and

the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Global Medium-Term Notes, Series A

$1,081,000 Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

■  Linked to the lowest performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund (each referred to as a “Market Measure”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure that has the lowest market measure return (i.e., the lowest percentage change from its starting value to its ending value). The maturity payment amount will reflect the following terms:

■  If the value of the lowest performing Market Measure increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of that Market Measure from its starting value to its ending value, subject to a maximum upside return at maturity of 42.00% of the principal amount. As a result of the maximum upside return, the maximum maturity payment amount will be $1,420.00 per security if the lowest performing Market Measure appreciates.

■  If the value of the lowest performing Market Measure decreases but the decrease is not more than 30%, you will receive the principal amount plus a positive return equal to the absolute value of the percentage decline in the value of that Market Measure from its starting value to its ending value, which will be effectively capped at a positive return of 30%.

■  If the value of the lowest performing Market Measure decreases by more than 30%, you will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the value of that Market Measure in excess of 30%.

■  Investors may lose up to 70% of the principal amount.

■  Your return on the securities will depend solely on the performance of the lowest performing Market Measure. You will not benefit in any way from the performance of the better performing Market Measures. Therefore, you will be adversely affected if any Market Measure performs poorly, even if the other Market Measures perform favorably.

■  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-7 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PS-5 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-11 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-7 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$28.25	$971.75
Total	$1,081,000.00	$30,538.25	$1,050,461.75
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $956.70 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-6 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of $28.25 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $28.25 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Terms of the Securities

Issuer:	Barclays Bank PLC
The Russell 2000® Index (the “RTY Index”), the S&P 500® Index (the “SPX Index”) and the Technology Select Sector SPDR®
Fund (the “XLK Fund”) (each referred to as a “Market Measure,” and collectively as the “Market Measures”). The XLK Fund is sometimes referred to herein as the “Fund” and the RTY Index and the SPX Index are sometimes collectively referred to herein as the “Indices” and individually as an “Index.”
	Market Measure	Bloomberg Ticker Symbol	Starting Value(a)	Threshold Value(b)
Market Measures[1,2]:	RTY Index	RTY<Index>	2,254.484	1,578.1388
	SPX Index	SPX<Index>	5,522.30	3,865.61
	XLK Fund	XLK UP<Equity>	$218.80	$153.16

(a) With respect to each Market Measure, the closing value of that Market Measure on the pricing date
(b) With respect to each Market Measure, 70% of its starting value
Pricing Date:	July 31, 2024
Issue Date:	August 5, 2024
Calculation Day[3]:	August 2, 2027
Stated Maturity Date[3]:	August 5, 2027
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•      if the ending value of the lowest performing Market Measure is greater than its starting value: $1,000 plus the lesser of:

(i)       $1,000 × market measure return of the lowest performing Market Measure × upside participation rate; and

(ii)      the maximum upside return;

•      if the ending value of the lowest performing Market Measure is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000 + ($1,000 × absolute value return of the lowest performing Market Measure); or

•      if the ending value of the lowest performing Market Measure is less than its threshold value:

$1,000 + [$1,000 × (market measure return of the lowest performing Market Measure + buffer amount)]

If the ending value of the lowest performing Market Measure is less than its threshold value, you will lose up to 70% of the principal amount of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Lowest Performing Market Measure:	The “lowest performing Market Measure” will be the Market Measure with the lowest market measure return.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Maximum Upside Return:	The “maximum upside return” is 42.00% of the principal amount ($420.00 per security). As a result of the maximum upside return, the maximum maturity payment amount if the lowest performing Market Measure appreciates will be $1,420.00 per security.
Upside Participation Rate:	100%
Buffer Amount:	30%
Market Measure Return:	The “market measure return” with respect to a Market Measure is the percentage change from its starting value to its ending value, measured as follows: ending value – starting value starting value
Absolute Value Return:	The “absolute value return” with respect to a Market Measure is the absolute value of its market measure return. For example, a -5% market measure return will result in a +5% absolute value return.
Ending Value:	The “ending value” of a Market Measure will be its closing value on the calculation day.
Closing Value:	With respect to either Index on any day, its closing level on that day; and with respect to the Fund on any day, its fund closing price on that day.
Closing Level[1]:	With respect to each Index, “closing level” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the product supplement.
Fund Closing Price[2]:	“Fund closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06745UKY5 / US06745UKY54

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of $28.25 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession of $28.25 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

We expect that delivery of the securities will be made against payment for the securities on the issue date, which is more than one business day following the pricing date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

1 If an Index is discontinued or if the sponsor of an Index fails to publish that Index, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of that Index. In addition, the calculation agent will calculate the value to be used as the closing level of an Index in the event of certain changes in or modifications to that Index. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

2 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting value, ending value, threshold value and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

3 If the calculation day is not a trading day with respect to any Market Measure, the calculation day for each Market Measure will be postponed to the next succeeding day that is a trading day with respect to each Market Measure. The calculation day will also be postponed for any Market Measure if a market disruption event occurs with respect to that Market Measure on the calculation day as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these securities are a part, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated October 17, 2022: https://www.sec.gov/Archives/edgar/data/312070/000095010322017881/dp182509_424b2-wf1.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You understand that the absolute value return feature applies only if the lowest performing Market Measure decreases from its starting value but not by more than 30.00%, that any positive return in the event that the ending value of the lowest performing Market Measure is less than its starting value is limited to 30.00% and that any decline in its ending value from its starting value by more than 30.00% will result in a loss, rather than a positive return, on the securities.

▪	You anticipate that the ending value of the lowest performing Market Measure will be greater than its threshold value, and you are willing and able to accept the risk that, if the ending value of the lowest performing Market Measure is less than its starting value by more than 30%, you will lose up to 70% of the principal amount of your securities at maturity.

▪	You are willing and able to accept the individual market risk of each Market Measure and you understand that poor performance by any Market Measure over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measures.

▪	You are willing and able to accept that any potential return on the securities if the lowest performing Market Measure appreciates is limited to the maximum upside return.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities composing or held by the Market Measures, nor will you have any voting rights with respect to the Fund or the securities composing or held by the Market Measures.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the ending value of the lowest performing Market Measure will be less than its threshold value, or you are unwilling or unable to accept that the absolute value return feature applies only if the lowest performing Market Measure decreases from its starting value but not by more than 30.00%, that any positive return in the event that the ending value of the lowest performing Market Measure is less than its starting value is limited to 30.00% or that any decline in its ending value from its starting value by more than 30.00% will result in a loss, rather than a positive return, on the securities.

▪	You are unwilling or unable to accept the individual market risk of each Market Measure or the risk that poor performance by any Market Measure over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measures.

▪	You are unwilling or unable to accept the risk that, if the ending value of the lowest performing Market Measure is less than its starting value by more than 30%, you will lose up to 70% of the principal amount of your securities at maturity.

▪	You seek an investment with uncapped exposure to any positive performance of any Market Measure.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Fund or the securities composing or held by the Market Measures.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Market Measures, please see the sections titled “The Russell 2000® Index,” “The S&P 500® Index” and “The Technology Select Sector SPDR® Fund” below.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Market Measure is the lowest performing Market Measure. The lowest performing Market Measure is the Market Measure that has the lowest market measure return, calculated for each Market Measure as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Market Measure, as follows:

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Market Measures, the securities held by the Fund or composing the underlying index (as defined under “Technology Select Sector SPDR® Fund” below) or the securities composing the Indices. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Ending Value Of The Lowest Performing Market Measure Is Less Than Its Threshold Value, You Will Lose Up To 70% Of The Principal Amount Of Your Securities At Maturity — If the ending value of the lowest performing Market Measure is less than its threshold value, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the value of the lowest performing Market Measure in excess of the buffer amount, resulting in a loss of 1% of the principal amount for every 1% decline in the value of the lowest performing Market Measure in excess of the buffer amount. The threshold value for each Market Measure is 70% of its starting value. As a result, you may lose up to 70% of the principal amount at maturity, even if the value of the lowest performing Market Measure is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

•	Your Potential For A Positive Return From Depreciation Of The Lowest Performing Market Measure Is Limited — The absolute value return feature applies only if the ending value of the lowest performing Market Measure is less than its starting value but greater than or equal to its threshold value, which is equal to 70.00% of its starting value. Thus, any potential return on the securities in the event that the ending value is less than its starting value is limited to 30.00%. Any decline in the ending value of the lowest performing Market Measure from its starting value by more than 30.00% will result in a loss, rather than a positive return, on the securities.

•	Your Return Will Be Limited To The Maximum Upside Return If The Lowest Performing Market Measure Appreciates And May Be Lower Than The Return On A Direct Investment In The Fund Or The Securities Composing Or Held By Any Or All Of The Market Measures — The opportunity to participate in the possible increases in the value of the Market Measures through an investment in the securities will be limited because any positive return on the securities if the lowest performing Market Measure appreciates will not exceed the maximum upside return, regardless of any increase in the value of any Market Measure, which may be significant. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund or the securities composing or held by any or all of the Market Measures. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum upside return is reached.

•	No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably — You are subject to the full risks of each Market Measure. If any Market Measure performs poorly, you will be negatively affected, even if the other Market Measures perform favorably. The securities are not linked to a basket composed of the Market Measures, where the better performance of some Market Measures could offset the poor performance of others. Instead, you are subject to the full risks of whichever Market Measure is the lowest performing Market Measure. As a result, the securities are riskier than an alternative investment linked to only one of the Market Measures or linked to a basket composed of each Market Measure. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Market Measure.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Market Measure, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures — Your return on the securities will depend solely on the performance of the lowest performing Market Measure. Although it is necessary for each Market Measure to close above its respective threshold value on the calculation day in order for you to be repaid the principal amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Market Measures. The securities may underperform an alternative investment linked to a basket composed of the Market Measures, since in such case the performance of the better performing Market Measures would be blended with the performance of the lowest performing Market Measure, resulting in a better return than the return of the lowest performing Market Measure alone.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures — The correlation of a pair of Market Measures represents a statistical measurement of the degree to which the returns of those Market Measures are similar to each other over a given period in terms of timing and direction. By investing in the securities, you assume the risk that the returns of the Market Measures will not be correlated. The less correlated the Market Measures, the more likely it is that any one of the Market Measures will be performing poorly at any time over the term of the securities. All that is necessary for the

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

securities to perform poorly is for one of the Market Measures to perform poorly; the performance of the better performing Market Measures is not relevant to your return on the securities. It is impossible to predict what the relationship between the Market Measures will be over the term of the securities. The Market Measures may represent different equity markets, and those equity markets may not perform similarly over the term of the securities.

•	Any Payment On The Securities Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified — Any payment on the securities will be determined based on the closing values of the Market Measures on the dates specified. You will not benefit from any more favorable values of the Market Measures determined at any other time.

•	Owning The Securities Is Not The Same As Owning The Fund Or The Securities Composing Or Held By Any Or All Of The Market Measures — The return on your securities may not reflect the return you would realize if you actually owned the Fund or the securities composing or held by any or all of the Market Measures. For instance, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Fund or the securities composing or held by any Market Measure would have.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the value of any Market Measure will rise or fall. There can be no assurance that the ending value of any Market Measure will not be less than its threshold value. The value of each Market Measure will be influenced by complex and interrelated political, economic, financial and other factors that affect that Market Measure and the securities composing or held by that Market Measure. You should be willing to accept the downside risks associated with equities in general and each Market Measure in particular, and the risk of losing up to 70% of the principal amount.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Market Measures

•	The Equity Securities Held By The Fund Are Concentrated In The Technology Industry — All or substantially all of the equity securities held by the Fund are issued by companies whose primary business is directly associated with the technology industry. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. Technology companies and companies that rely heavily on technology are vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face unpredictable changes in growth rates and competition for the services of qualified personnel.

These or other factors or the absence of such factors could cause a downturn in the technology industry generally or regionally and could cause the value of some or all of the securities held by the Fund to decline during the term of the securities.

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	Certain Features Of The Fund Will Impact The Value Of The Securities — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities or other assets not included in the underlying index. The value of the Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a portion of the Fund’s assets to invest in shares of equity securities that are not included in the underlying index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

asset value per share of the Fund. Because the securities are linked to the performance of the Fund and not the underlying index, the return on your securities may be less than that of an alternative investment linked directly to the underlying index.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	Anti-dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-dilution Adjustments With Respect To The Fund — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events with a view to preserving the relative investment risks of the securities. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return — The return on the securities is based on the performance of the Indices, which reflects changes in the market prices of the securities composing each Index. Each Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Index. Accordingly, the return on the securities will not include such a total return feature.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund, The Underlying Index Or As Components Of The Market Measures — Actions by any company whose securities are included in the Fund, the underlying index or as components of an Index may have an adverse effect on the price of its security, the closing value of such Market Measure on the calculation day and the value of the securities. These unaffiliated companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with any Index sponsor, the Fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the applicable Market Measure or the underlying index. We have derived the information about the sponsors, the Market Measures and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into each Market Measure, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The sponsor of an Index (an “index sponsor”) may add, delete, substitute or adjust the securities composing that Index or make other methodological changes to that Index that could affect its performance. The calculation agent will calculate the value to be used as the closing level of an Index in the event of certain material changes in or modifications to that Index. In addition, an index sponsor may also discontinue or suspend calculation or publication of that Index at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued index or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that Index. Any of these actions could adversely affect the level of the relevant Index and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance — The historical performance of the Market Measures should not be taken as an indication of the future performance of the Market Measures. It is impossible to predict whether the closing values of the Market Measures will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the values of the Market Measures are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Market Measure and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Market Measures or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the Market Measures and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of a Market Measure is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining any value necessary to calculate any payments on the securities; determining whether to adjust any variable described herein in the case of certain events related to the Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund; if an Index is discontinued or if the sponsor of an Index fails to publish that Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the securities; and calculating the level of an Index on any date of determination in the event of certain changes in or modifications to an Index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the values of the Market Measures on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Market Measures and the securities composing or held by the Market Measures;

•	correlation (or lack of correlation) of the Market Measures;

•	the time to maturity of the securities;

•	the market prices of, and dividend rates on, the Fund and the securities composing or held by the Market Measures;

•	interest and yield rates in the market generally;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is lower than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting value, threshold value or ending value of any Market Measure applicable to the securities. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities. You should not take these examples as an indication or assurance of the expected performance of the securities. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Upside Participation Rate:	100%
Maximum Upside Return:	42.00% of the principal amount or $420.00 per security
Hypothetical Starting Value:	For each Market Measure, 100.00
Hypothetical Threshold Value:	For each Market Measure, 70.00 (70% of its hypothetical starting value)
Buffer Amount:	30%

The hypothetical starting value of 100.00 for each Market Measure has been chosen for illustrative purposes only and does not represent the actual starting value for any Market Measure. For each Market Measure, the actual starting value and threshold value are set forth under “Terms of the Securities” above, and the actual ending value will be the closing value of that Market Measure on the calculation day. For historical closing values of the Market Measures, see the historical information set forth under the sections titled “The Russell 2000® Index,” “The S&P 500® Index” and “The Technology Select Sector SPDR® Fund” below. We cannot predict the closing value of any Market Measure on any day during the term of the securities, including on the calculation day.

Hypothetical Payout Profile

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Hypothetical Returns

Hypothetical ending value of the lowest performing Market Measure	Hypothetical market measure return of the lowest performing Market Measure	Absolute value return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
175.00	75.00%	N/A	$1,420.00	42.00%
150.00	50.00%	N/A	$1,420.00	42.00%
142.00	42.00%	N/A	$1,420.00	42.00%
140.00	40.00%	N/A	$1,400.00	40.00%
130.00	30.00%	N/A	$1,300.00	30.00%
120.00	20.00%	N/A	$1,200.00	20.00%
110.00	10.00%	N/A	$1,100.00	10.00%
105.00	5.00%	N/A	$1,050.00	5.00%
102.50	2.50%	N/A	$1,025.00	2.50%
100.00	0.00%	0.00%	$1,000.00	0.00%
97.50	-2.50%	2.50%	$1,025.00	2.50%
95.00	-5.00%	5.00%	$1,050.00	5.00%
90.00	-10.00%	10.00%	$1,100.00	10.00%
80.00	-20.00%	20.00%	$1,200.00	20.00%
75.00	-25.00%	25.00%	$1,250.00	25.00%
70.00	-30.00%	30.00%	$1,300.00	30.00%
50.00	-50.00%	N/A	$800.00	-20.00%
25.00	-75.00%	N/A	$550.00	-45.00%
0.00	-100.00%	N/A	$300.00	-70.00%

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum upside return:

	RTY Index	SPX Index	XLK Fund
Hypothetical starting value:	100.000	100.00	$100.00
Hypothetical ending value:	110.000	120.00	$115.00
Hypothetical threshold value:	70.000	70.00	$70.00
Hypothetical market measure return:	10.00%	20.00%	15.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the RTY Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × market measure return of the lowest performing Market Measure × upside participation rate

= $1,000 × 10.00% × 100%

= $100.00; and

(ii) the maximum upside return of $420.00

On the stated maturity date, you would receive $1,100.00 per security.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum upside return:

	RTY Index	SPX Index	XLK Fund
Hypothetical starting value:	100.000	100.00	$100.00
Hypothetical ending value:	180.000	175.00	$185.00
Hypothetical threshold value:	70.000	70.00	$70.00
Hypothetical market measure return:	80.00%	75.00%	85.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the SPX Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is greater than its hypothetical starting value, the maturity payment amount per security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × market measure return of the lowest performing Market Measure × upside participation rate

= $1,000 × 75.00% × 100%

= $750.00; and

(ii) the maximum upside return of $420.00

On the stated maturity date, you would receive $1,420.00 per security, which is the maximum maturity payment amount if the lowest performing Market Measure appreciates.

Example 3. Maturity payment amount is greater than the principal amount and reflects the absolute value return:

	RTY Index	SPX Index	XLK Fund
Hypothetical starting value:	100.000	100.00	$100.00
Hypothetical ending value:	110.000	120.00	$95.00
Hypothetical threshold value:	70.000	70.00	$70.00
Hypothetical market measure return:	10.00%	20.00%	-5.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the XLK Fund has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is less than its hypothetical starting value, but not by more than 30%, the maturity payment amount per security would be equal to:

$1,000 + ($1,000 × absolute value return of the lowest performing Market Measure)

Because the market measure return of the lowest performing Market Measure is -5.00%, its absolute value return is +5.00% and the maturity payment amount is calculated as follows:

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

On the stated maturity date, you would receive $1,050.00 per security.

Example 4. Maturity payment amount is less than the principal amount:

	RTY Index	SPX Index	XLK Fund
Hypothetical starting value:	100.000	100.00	$100.00
Hypothetical ending value:	95.000	25.00	$80.00
Hypothetical threshold value:	70.000	70.00	$70.00

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Hypothetical market measure return:	-5.00%	-75.00%	-20.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure.

In this example, the SPX Index has the lowest market measure return and is, therefore, the lowest performing Market Measure.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure.

Because the hypothetical ending value of the lowest performing Market Measure is less than its hypothetical starting value by more than 30%, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (market measure return of the lowest performing Market Measure + buffer amount)]

= $1,000 + [$1,000 × (-75.00% + 30.00%)]

= $550.00

On the stated maturity date, you would receive $550.00 per security.

This example illustrates that you will have 1-to-1 downside exposure to a decrease in the lowest performing Market Measure in excess of the buffer amount if the ending value of the lowest performing Market Measure is less than its threshold value, even if the ending values of the other Market Measures have appreciated or have not declined below their respective threshold values.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

The Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the RTY Index displayed in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the RTY Index should not be taken as an indication of the future performance of the RTY Index. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the RTY Index during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

The following graph sets forth daily closing levels of the RTY Index for the period from January 1, 2019 to July 31, 2024. The closing level on July 31, 2024 was 2,254.484.

* The dotted line indicates the threshold value of 70% of the starting value of the RTY Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the SPX Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the SPX Index should not be taken as an indication of the future performance of the SPX Index. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the SPX Index during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

The following graph sets forth daily closing levels of the SPX Index for the period from January 1, 2019 to July 31, 2024. The closing level on July 31, 2024 was 5,522.30.

* The dotted line indicates the threshold value of 70% of the starting value of the SPX Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

The Technology Select Sector SPDR® Fund

According to publicly available information, the Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Technology Select Sector Index (the “underlying index”). The underlying index is a capped modified market capitalization-based index that measures the performance of the GICS® information technology sector, which currently includes companies in the following industries: technology hardware, storage and peripherals; software; communications equipment; semiconductors and semiconductor equipment; IT services; and electronic equipment, instruments and components. For more information about the Fund, see “Exchange-Traded Funds—The Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the Fund displayed in the graph below from Bloomberg without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the Fund will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2019 to July 31, 2024. The closing price on July 31, 2024 was $218.80.

* The dotted line indicates the threshold value of 70% of the starting value of the Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measures. Assuming this treatment is respected, if you are a U.S. holder, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. The deductibility of capital losses is subject to limitations. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.